Exhibit 99.1

TENFOLD CORP.

May 11, 2005

3:30 p.m. CDT

Coordinator	Hello, and welcome to the TenFold Corporation’s Q1 Earnings teleconference. At the request of TenFold Corporation, this call is being recorded for instant replay purposes. As a reminder, following today’s presentation, we will be conducting a question and answer session. At this time, I’d like to turn the conference over to Dr. Nancy Harvey. Ma’am, you may begin when ready.

Dr. Harvey	Thank you. Good afternoon, and welcome to TenFold’s conference call. I’m Nancy Harvey, TenFold’s President and Chief Executive Officer and Chief Financial Officer. Joining me here in New York is Jeffery Walker, our Founder, Chairman and Chief Technology Officer.

This afternoon, we filed our Form 10-Q with the SEC and issued a press release highlighting aspects of our first quarter results. You can find the press release posted on our Web site and on other financial sites like Yahoo Finance and MSN.com. On today’s call, I’ll review our results and then take questions.

Let me first take some of the legal obligations out of the way. As we share information today to help you better understand our business, it is important to note that we will make statements in the course of this conference that state our intentions, hopes, beliefs, expectations or predictions of he future. These constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act.

TenFold’s actual results could differ materially from those projected in these forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time-to-time in documents that we file with the SEC, including, but not limited to, our most recent reports on Form 10-K, 10-Q, and 8-K. With that out of the way, let me continue.

Thank you, all for joining us this afternoon. As we’ll discuss shortly, we made important headway during the first quarter, including creating and seeing greater interest in TenFold technology, confirming our ability to successfully use proof of concept projects to prove our value position for new customers, and closing the first significant new customer that illustrates how we expect to do business as a software technology product company.

However, we continue to face substantial challenges closing the larger transactions that we need to garner sufficient momentum to sustain TenFold as an independent software technology company. Our numbers make it clear that we must close larger cash generating deals in the current quarter, or raise cash from other means for TenFold to have sufficient runway to continue as an independent company.

We had, as expected, Q1 revenues of $1.6 million, an operating loss of $1.7 million, and a net loss of $1.6 million. TenFold’s net cash outflow for Q1 was $1.64 million, slightly under the Q4 burn rate of $1.8 million. We ended the quarter with $3.6 million in cash.

At our present cash consumption, we will exhaust our cash resources in the third quarter of 2005. For TenFold to continue as an independent software product company, we must generate cash from operations, business transactions, or capital raising in the near-term to ensure sufficient liquidity and to support our future growth. We are actively pursuing these alternatives.

Operator, can you confirm that we are on the correct conference line?

Coordinator	That is correct, ma’am.

Dr. Harvey	Thank you.

Coordinator	I’m trying to link Rob to the conference.

Dr. Harvey	Thank you so much. I’m going to continue then, and I apologize for these interruptions. What is the story behind these numbers for TenFold, and what are its implications?

In the first quarter, we made solid progress building the basis for a successful software company. The principal drivers of this business are increased demand for TenFold, and closed business. To achieve these, we continue to focus our efforts on marketing and public relations to increase awareness, generate leads and drive demand. During Q1, our PR efforts, which began in earnest in Q4, yielded the first substantial third party product review, which occurred in PC magazine.

In April, TenFold was featured in lengthy interviews in UtiliPoint and ZDNet.com, both of which were sent to thousands of their subscribers and published on their Web site. The appearance of these articles coincided with increased visits to our Web sites, downloads of our white papers, and visitor initiated installations of our free Tsunami software that let’s you get a feel for TenFold’s technology by building an enterprise application in just a few hours by following a script.

In March, TenFold was awarded the 2005 Software Development Jolt Product Excellence Award in the business integration and data tools category. We continue to use e-mail, direct mail and telemarketing to support our TenFold seminars, as our principal approach to introducing people to TenFold and TenFold technology.

We track the progress of our TenFold seminar marketing initiatives by following leads generated by registrants, attendees and individuals who responded to our outreach, but who were not able to attend the seminar. During Q1, we hosted seminars in Chicago,

Minneapolis, Seattle, Atlanta, Dallas, and Salt Lake City. We’ve continued these seminars in Q2 and hosted one this morning here in New York. As a result of these continued efforts to build awareness, we’ve seen the number and quality of our leads continue to grow.

During Q1, we continued to focus our new customer penetration on selling small proof of concept projects into new accounts, and successfully close new accounts over the phone and in the field. While the financial impact of these new account transactions is not material to our overall Q1 financial performance, they show the flexibility and power of our technology.

Interestingly, one of our recent broadcast e-mail announcements disclosed an interesting new customer story - Gray Technology - and what’s most interesting about this account is that one of our shareholders, Hugh Deane, introduced TenFold to this opportunity. Hugh, if you’re online, you have our thanks for helping us to achieve one more proof of our value, and to move us one step closer towards long-term success.

All proof of concept penetrate projects conducted during this quarter were successful from a TenFold technology and customer satisfaction perspective, but some of the most promising large accounts postponed moving ahead because of concerns regarding TenFold’s small size and vulnerability. In this light, we increased our TeleMarketing, TeleSales staff; tripling our headcount from two to six and we continue to bring Jeff, myself and other senior business executives directly into presale situations to sell to larger, new prospect accounts.

From our perspective, the most important validation of our business model during Q1 was closing a new customer business relationship that we will highlight in a press release tomorrow. We were approached by XanGo, a very high growth company in Utah. Their new CIO is an industry veteran, published author and patent holder. He realized that they needed to replace an existing mission critical marketing application on a very short time frame and was not able to find a solution through any packaged system vendor or traditional major application development company.

At the end of Q1, they closed their initial business relationship with us. They purchased an application survey; a two-week consulting engagement during which investigate the applications that they would like to build and provide a database design, and a recommended work plan for building the application. They sent two of their staff to our basic training class. Subsequently, they purchased our consulting services to assist them in a three-week project to build their first version of their multi-level marketing, distribution management and order entry application. They acquired licenses to develop and run their application in production, and they continue to purchase additional training and consulting services from us on an as needed basis.

Their first quarter transactions are highlighted in our filing because they total approximately a half a million dollars from a single account. None of the revenue from the applications build project or licenses was recognized during Q1. XanGo illustrates the speed with which we can close business with a motivated buyer. The elapsed time between our first meeting in our offices and inking a solid six-figure deal was under four weeks.

Lastly, XanGo is the first account to purchase a license from us using our processor-based pricing model. It could be coincidental, but we added processor-based pricing to accommodate another large prospect and it certainly fit XanGo’s needs well.

With respect to large, ongoing customers, during Q1, we substantially completed the consulting and training services to enable JP Morgan Chase to become self-sufficient managing their TenFold powered global lending system. We also provided substantial development enhancement services to another flagship customer, Cedars-Sinai Medical Center, and we began and made substantial progress on a previously announced project with CIBT to build an application to replace a legacy system that manages the process of obtaining visas for travelers.

During Q1, we continued the development and promotion of our TenFold support SpeedPro and TenFold University services to existing and new customers. Our customers use SpeedPro to get expert consultants for short duration projects. SpeedPro generates revenues for TenFold and maintains an active customer relationship.

TenFold University continues to update its curriculum, training materials, and to teach classes to accelerate customer adoption of our technology. During Q1, TenFold University offered the first MarketForce Discovery class tailored to introduce enterprise TenFold expert users to the features of our most recent release.

We continue to leverage other distribution channels to broaden our distribution. We continue to work with our largest partner, Perot

Systems, as they continue the implementation of the TenFold powered application at Cedars-Sinai. One of our new fourth quarter partners, Breakthrough, Inc., introduce their first TenFold customers during Q1. Our largest VARs, Redi2 Technologies and Vertex, continue to actively pursue new accounts for their TenFold powered financial and utility billing applications in North America and the United Kingdom.

So, we observe that we making steady progress through the sustained disciplined execution of the plan we put forth for introducing and growth TenFold as a software product company. We believe that adding processor-based pricing to our model has increased the ease with which larger corporate buyers can access and favorably evaluate TenFold’s economic value. We see greater interest in TenFold technology. Our pipeline strength and quality is increasing, and we have a clear example of a next generation TenFold customer at XanGo.

However, we have been disappointed by our inability to close business with very promising, very large prospect accounts in spite of our substantial efforts. In one notable example, we were able to prove, unambiguously, in a two-week project that TenFold technology could quickly build the application that customer needed to regain a competitive position in their market. However, in spite of proof that our technology delivers speed, quality and power as promised, concern’s about TenFold’s viability caused the customer to delay moving forward even though they have no other alternative at this time.

While we have been able to work around this issue in some situations, we continue to believe that strong partners who clearly stand behind and support TenFold are needed for TenFold to appear convincingly viable to the sophisticated risk-adverse corporate buyer. In our experience, the adage that no one ever got fired for doing business with IBM couldn’t be more true today. We have tried for some time to get the attention of systems integrators, of the scale and caliber of an IBM and only within the last month have we begun to see the first signs of these efforts gaining traction.

In one case, we are in promising early dialogue with the applications company arm of a global systems integrator, and are actively exploring a cooperative relationship to land one of TenFold’s large risk adverse prospects. We are in the midst of a continuing technology evaluation program, which we intend to go well.

In a second case, we recently met with the senior technology and account management leadership of another global systems integrator currently considering whether TenFold technology could give it strategic advantage in a $500 million account pursuit. Although we are early in these discussions, in both cases, our interaction has been materially different, and richer than it was in the past.

What are the implications of our progress and increased TenFold awareness? We are continuing to navigate the transition from a services company to a software product company. We have proven powerful disruptive software technology that business and government needs to get the 21st Century applications they need. We have flagship customers like JP Morgan Chase, Vertex and Cedars-Sinai Medical Center with mission critical applications in robust quiet production. We have a complete portfolio of services to compliment our technology.

We are pleased by the progress we made during the first quarter - increased awareness, growing leads, new customers and a new and seemingly successful processor-pricing model, and an important new customer, but we still have a lot of work to do, and we face significant challenges.

With our breakthrough EnterpriseTenFold technology, our customer’s build applications at least ten times faster at higher quality and at a fraction of the cost that they could with any other technology. While this inspires us, it also illustrates the vast gap between what our customers know to be the proven value proposition of TenFold technology, and the IT community’s understanding that such a powerful software technology could even exist.

In private, most IT and business professionals agree that the IT landscape is littered with failed application development projects. In fact, big IT projects are more likely to fail than to succeed. It’s pretty obvious why these big development projects fail. It just isn’t realistically possible to program such applications within a predictable budget and timeframe.

There should be no surprise that the 20th Century applications programming technologies and methodologies are not powerful enough to build 21st Century applications. TenFold sells the only technology on the globe powerful enough to solve the applications development problem that is slowly choking business innovation and progress globally.

We are encouraged by the signs that our focused continuing investments in building awareness and launching marketing and sales are beginning to deliver results. While we see the interest in TenFold technology bubbling up, we are working hard to ensure that while our investments in marketing and sales are maturing, we find a way to accelerate that process while we bring capital to support our balance sheet.

We are increasingly confident that our long-term business strategy is working, that we are gaining momentum quarter-to-quarter, and that we on target to achieve our long-term goals. It’s the near-term that we must focus on, and we are seeking to so in a way that enables existing shareholders to see their investment in TenFold payoff.

We are focused on returning to positive operating cash flow by seeking to sell larger license deals to current and new customers. Our success in closing such deals and their timing will determine the timing of our return to positive operating cash flow. We are also actively exploring financial alternatives to ensure that TenFold has adequate access to capital to successfully complete its transition to a software product company even if cash flows from operations do not strengthen adequately soon enough.

Our challenge is to close the business and our financial relationships that we need to provide the resources and confidence in the viability and promise of TenFold. We are intensely focused on realizing Jeff Walker’s vision of 21st Century applications, and TenFold’s destiny as the prime mover towards that vision. We are inspired by our technology, our customer successes, and the signs that our marketing and sales initiatives are gaining traction.

We appreciate the continued support, and enthusiasm of those customers and shareholders whose confidence in our technology and people inspires us. I’d like to remind all of you of the example of Hugh Deane who introduced us to one of our recently announced customers, and ask all of you to see whether you can contribute to our navigating this transition by helping us to find the customer in real pain that TenFold can help today. With that, thank you for taking the time to join us this afternoon. Both Jeff Walker and I would be pleased to take questions.

Coordinator	Thank you. One moment, please, for questions to register.

Dr. Harvey	Operator, if there isn’t a question, perhaps since I have Jeff Walker who’s our Chief Technology Officer, Chairman and Founder with me today, I’ll turn to Jeff and let him take a minute to provide some insights on our recent marketing. This morning, we held a seminar in New York City. It is representative of our TenFold’s seminars, and perhaps, Jeff, you talk for a moment about the seminar process and the leads that it has generated. Jeff.

J. Walker	Thank you, Nancy. Today, we had a seminar in New York with almost standing room only. We have seminars in Boston tomorrow, and one in Washington, D.C. and Toronto the following week, and one in Salt Lake City the week after that.

This morning, I opened the seminar by telling a customer story. I knew we were going to have this call today, and I knew that we were going to be putting out a press release tomorrow on this customer, and our customer’s name is XanGo. So XanGo’s a tremendous success story for XanGo, and for TenFold. They are the fastest growing company in Utah, $200 to $300 million in revenue, growing at 12% a month. That’s 12% a month, which is an extraordinary growth rate.

They hired a new CIO, whose job it was to straight out the systems problems caused by their high growth. As you know, computer systems aren’t used to that kind of increase in volume, and it’s not unusual to have systems start to fail when you start putting extreme volumes on it. The CIO had realized relatively quickly that he faced a difficult problem because he had to share with his management that they needed to find a way to slow their growth to zero by the end of June of this year or their systems would collapse under these volumes.

So that put their company in a terrible situation and caused their CIO to have to look for strategies. He couldn’t find a strategy. He already had a 20-person team that had been working for a year and a half to build a replacement system. Sadly, he felt they could not get anything into production by the July timeframe, and he turned to TenFold.

Relatively quickly, within weeks after our first meeting, we already had a team on the ground. Even though Oracle had said it would take well over two years to build this application, our team demonstrated a finished first version of the application on the 9th day of the project. It took nine days to build an application. The others … take years, and that the XanGo people had been working for a year and a half.

We demonstrated that application to a shocked team of 40 XanGo employees, and just to show off a little bit, our development team demonstrated, at the end of the demo, the same application running simultaneously in English and Spanish. So the XanGo company is going to be able to replace their existing application in an extraordinarily short time period because they have taken advantage of TenFold technology.

What’s remarkable here is that the CIO of XanGo, probably because he was under the duress of extreme business pressure, had the courage to try something different, to get behind it, to invest himself and his people in this project. At this point, XanGo has run 25 or so people through TenFold’s training program, and now has their entire IT organization trained on TenFold technology.

So we think that XanGo is an example of stories that we are going to be encountering and higher volumes as we move forward, and our growth rates begin. Nancy, that’s all I would like to say. Back to you.

Coordinator	Thank you. At this time, we do have a question.

Dr. Harvey	All right. I’d be delighted to take a question. Thank you.

Coordinator	Thank you. Our first question comes from David Weinberg.

D. Weinberg	Yes, hello, there. I wanted to focus in on the financial aspects of the company at this point. You guys have been losing well over a million dollars a quarter on an operating basis for the last four quarters. You’ve run through most of the $10 million of cash that you raised about a year ago, and over the last couple of quarters, there’s been no evidence of the management willing to bring down costs in order to head towards something that’s getting closer to an even operating basis, and I’m wondering what you can tell investors as far as if you were willing to be reducing your expenses over the near-term, or if you guys are just planning on running through your cash in case you do not raise any money.

Dr. Harvey	David, thank you for the question. I’d like to answer it with three very specific comments to you. First, we have; in the past, when we perceived that it was in the best interest of sustaining the company in a disciplined and decisive way, cut costs to the bone to ensure that we optimized the runway available to TenFold by prudent expense management.

However, at this time, we continue to believe that the investment that we have been making in marketing and sales is generating substantial value to TenFold, both long-term and nearer term, and it is that investment in our marketing and sales, our seminars and TeleMarketing activities, for example, that has enabled us to identify the first of our next generation customers, and to close business quickly and agilely, effectively and successfully with those customers.

Thirdly, were we to evaluate the options before us in terms of raising cash and to ascertain that there were too few or the terms were too onerous, we were revisit the decisions that we have made in terms of our investments, but at this time, given the visibility we have to the appetite of a market to entertain various financing options, we are continuing on the path that we have been on, and I trust that adequately answers your question, but I’d be delighted to take further questions.

D. Weinberg	Let me just make sure that I understood the answer. So I did not hear anything in regards to that you guys are going to be lowering your expense rate. So that means from a March quarter that we just had of losing $1.7 operating and we’re saying that we have just ended our time and materials with JP Morgan Chase, who’s contributing over $600,000 of revenue, which we can expect that to go away that we are taking no action to reduce expenses immediately at this point in time.

Dr. Harvey	That’s correct.

D. Weinberg	Okay. Thank you very much.

Coordinator	Thank you. At this time, we have no further questions registered. I would like to turn the call back over to Dr. Nancy Harvey.

Dr. Harvey	I’d like to thank everyone for your participation today. I apologize profusely for the technical difficulties we encountered early in the call. I hope that didn’t dissuade you from actively listening to the remainder of the call. I appreciate those of you that did, and I look forward to the next opportunity to speak with you. Thank you.